UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Corporate Drive
Lake Zurich, IL	60047
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 541-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ACCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1–Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

On March 15, 2021, in connection with the closing of the previously announced private offer and sale by ACCO Brands Corporation (the “Company”) of $575 million in aggregate principal amount of its 4.25% senior notes due 2024 (the “Notes”), the Company entered into an indenture, dated as of March 15, 2021 (the “Indenture”), among the Company, as issuer, the guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee, under which the Notes were issued.

Pursuant to the Indenture, the Company will pay interest on the Notes semiannually on March 15 and September 15 of each year, beginning on September 15, 2021, at a rate of 4.25% per year. On or after March 15, 2024, the Company may redeem all or a part of the Notes at the redemption prices set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date. Prior to March 15, 2024, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium. In addition, prior to March 15, 2024, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at the redemption price described in the Indenture, plus any accrued and unpaid interest.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s existing and future U.S. subsidiaries, other than certain excluded subsidiaries.

The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries’ ability to, among other things: (i) incur additional indebtedness or issue disqualified stock or, in the case of the Company’s restricted subsidiaries, preferred stock; (ii) create liens; (iii) pay dividends, make certain investments or make other restricted payments; (iv) sell certain assets or merge with or into other companies; (v) enter into transactions with affiliates; and (vi) allow limitations on any restricted subsidiary’s ability to pay dividends, loans, or assets to the Company or other restricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, and accrued but unpaid interest on all the then outstanding Notes to be immediately due and payable.

Proceeds from the offering of the Notes were applied toward the payment of the aggregate redemption price for the Company’s $375 million aggregate principal amount of 5.25% senior notes due 2024 (the “2024 Notes”) as further described in Item 1.02 below, the repayment of approximately $178 million of the Company’s outstanding borrowings under its secured revolving credit facility and to pay fees and expenses related to the offering of the Notes.

The foregoing summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is attached as Exhibit 4.1 hereto and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement

On March 15, 2021, the Company determined that all conditions precedent to the Company’s redemption (the “Redemption”) of its 2024 Notes pursuant to its Conditional Notice of Full Redemption issued on March 1, 2021 had been satisfied. Accordingly, the 2024 Notes will be redeemed on March 31, 2021 at an aggregate redemption price of $390,640,625, consisting of 102.625% of the principal due and payable on the 2024 Notes plus accrued and unpaid interest to but excluding the March 31, 2021 redemption date. In addition, in connection with the Redemption, effective March 15, 2021, the Company satisfied and discharged all its obligations under the indenture with respect to the 2024 Notes.

Section 2 - Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 above with respect to the issuance of the Notes is incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

4.1	Indenture dated as of March 15, 2021, among the Company, as issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: March 16, 2021

	By:	/s/Pamela R. Schneider
Pamela R. Schneider
Senior Vice President, General Counsel and Corporate Secretary